EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2016 Revenue Increased to $156.8 Million Due to Acquisition of nTelos

Operating Loss of $3.9 Million, Adjusted OIBDA of $73.7 Million and Continuing OIBDA of $64.2 Million

EDINBURG, Va., Nov. 07, 2016 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three and nine months ended September 30, 2016.

Consolidated Third Quarter Results

For the quarter ended September 30, 2016, the Company reported total revenues of $156.8 million, an increase of 84.1% compared to $85.2 million for the 2015 third quarter.  All segments reported revenue increases, with the largest being due to the nTelos acquisition which was completed May 6, 2016.  The integration of nTelos’ operations and the transition of its assets and customers are progressing as expected, with Shentel currently ahead of its schedule on the migration of nTelos customers to the Sprint platform.

Wireless service revenues increased 132.3% as a result of increases in average postpaid and prepaid subscribers of 75% and 46%, respectively, and a reduction in postpaid fees retained by Sprint.  Cable segment revenues increased 12.9% due to a 6.8% increase in average Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, and new and existing customers selecting higher-speed data packages.  Wireline segment revenues increased 8.4% due to higher fiber lease revenues, as well as higher internet service fees as customers upgraded their services.

Total operating expenses were $160.8 million in the third quarter of 2016 compared to $70.1 million in the prior year period.  Operating expenses in the third quarter of 2016 included $15.3 million of integration and acquisition costs associated with the nTelos acquisition, with $14.5 million in the Wireless segment and $0.8 million in the Other segment.  An additional $4.9 million of costs to operate and support the nTelos back office and billing functions until customers can migrate to Sprint platforms was included in cost of goods and services and selling, general and administrative expenses in the Wireless segment.

For the quarter ended September 30, 2016, the Company reported a net loss of $7.6 million, compared to net income of $8.0 million in the third quarter of 2015, primarily reflecting increased depreciation and amortization expenses and acquisition and integration costs incurred for its acquisition of nTelos.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 100.4% to $73.7 million in the third quarter of 2016 from $36.8 million in the third quarter of 2015.  Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee over the next six years) increased 74.5% to $64.2 million.

President and CEO Christopher E. French commented, “Our third quarter results reflect our first full quarter including the assets and customers gained through our acquisition of nTelos.  In addition to the resulting increases in wireless, revenue and OIBDA also increased in our cable and wireline segments.  As we complete the operational changes related to blending our wireless operations, we are increasingly energized by the opportunities across all segments and our larger footprint and presence in the Mid-Atlantic region.  We are focused on leveraging the consistent coverage and high speed access of our state-of-the-art networks to serve our large and growing customer base.”

Wireless Segment

Third quarter wireless service revenues increased $63.2 million or 132.3%, primarily related to the addition of approximately 580,000 postpaid and prepaid customers from the nTelos acquisition.   Additionally, the segment benefited from a reduction in the postpaid fees retained by Sprint as part of the amended affiliate agreement.

During the third quarter of 2016, net postpaid subscribers increased by 1,222 as compared to 7,035 net postpaid subscriber additions in the third quarter of 2015, while net prepaid subscribers declined by 13,865 during third quarter 2016, compared to a decline of 327 in the third quarter of 2015.

Third quarter adjusted OIBDA in the Wireless segment was $62.5 million, an increase of 130% from the third quarter of 2015.  Continuing OIBDA in the Wireless segment was $53.0 million.

“The doubling of our wireless customer base and the addition of several new, complementary markets positions us well for continued growth.  During the quarter, we saw continued expenses related to the migration of certain nTelos customers to the Sprint billing platform.  Our upgraded networks are a competitive advantage and we continue to make progress bringing improved reliability and coverage in our acquired markets,” Mr. French stated.

Cable Segment

Revenues in the Cable segment increased $3.1 million or 12.9% to $27.6 million, primarily due to 6.8% growth in average RGUs (the sum of voice, data, and video users), video rate increases implemented in January 2016 to pass through programming cost increases, new and existing customers selecting higher speed data access packages and growth in the number of higher speed data and phone customers.  Operating expenses increased 1.1% to $25.3 million in the third quarter of 2016. Third quarter operating income was $2.3 million compared to an operating loss of $0.6 million in the prior year.

Revenue generating units totaled 132,430 at September 30, 2016, an increase of 6.4% over September 30, 2015.

Adjusted OIBDA in the Cable segment for third quarter 2016 was $8.2 million, up 50.5% from $5.5 million in the third quarter of 2015.

Mr. French stated, “We are confident in the strength and performance of our Cable segment as customer expectations and demands increase related to the availability and capabilities of their cable service.  The performance of our state-of-the-art network has prompted many existing customers to upgrade their monthly subscription plans and attracted new customers seeking robust service selections.”

Wireline Segment

Revenue in the Wireline segment increased 8.4% to $18.7 million in the third quarter of 2016, as compared to $17.3 million in the third quarter of 2015.  Carrier access and fiber revenue for the quarter was $12.4 million, an increase of 13.8% from the same quarter last year, as a result of new fiber contracts.  Operating expenses increased 4.8% or $0.6 million to $13.9 million for third quarter 2016, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in the Wireline segment for third quarter 2016 was $7.7 million, as compared to $7.5 million in third quarter 2015.

Other Information

Capital expenditures were $42.7 million in the third quarter of 2016 compared to $14.5 million in the comparable 2015 period.

Cash and cash equivalents as of September 30, 2016 were $27.5 million, compared to $76.8 million at December 31, 2015. Total outstanding debt at September 30, 2016 totaled $809.6 million, net of unamortized loan costs, compared to $199.7 million as of December 31, 2015.  At September 30, 2016, debt as a percent of total assets was 56.5%. The amount available to the Company through its revolver facility was $75.0 million, and from the delayed draw term loan, $50.0 million.

“Our balance sheet remains strong, providing a secure foundation to drive the growth of our customer base, while also enabling us to continually improve our service offerings and capabilities.  The addition of the nTelos markets has significantly expanded our operations and we remain focused on adding new customers in new markets as we grow our position as one of the top six public wireless providers in the United States,” Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Monday, November 7, 2016, at 8:30 A.M. Eastern Time.

Teleconference Information:

Monday, November 7, 2016 8:30 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 10988671
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through November 14, 2016 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2016	December 31, 2015

Cash and cash equivalents	$27,531	$76,812
Other current assets	113,998	51,135
Total current assets	141,529	127,947

Investments	10,113	10,679

Building held for sale	4,950	-
Net property, plant and equipment	667,741	410,018

Intangible assets, net	458,401	66,993
Goodwill	145,413	10
Deferred charges and other assets, net	5,478	11,504
Total assets	$1,433,625	$627,151

Total current liabilities	135,464	60,729
Long-term debt, less current maturities	783,595	177,169
Total other liabilities	216,260	99,315
Total shareholders' equity	298,306	289,938
Total liabilities and shareholders' equity	$1,433,625	$627,151

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating revenues	$156,836	$85,212	$379,716	$255,202

Cost of goods and services	58,317	30,570	140,354	91,541
Selling, general, and administrative	40,369	18,306	96,263	55,024
Integration and acquisition expenses	15,272	2,129	35,801	3,153
Depreciation and amortization	46,807	19,118	96,961	53,119
Total operating expenses	160,765	70,123	369,379	202,837

Operating income (loss)	(3,929)	15,089	10,337	52,365

Other income (expense):
Interest expense	(8,845)	(1,808)	(16,369)	(5,663)
Gain on investments, net	127	(211)	237	(12)
Non-operating income, net	1,400	391	2,910	1,265

Income (loss) before taxes	(11,247)	13,461	(2,885)	47,955

Income tax expense (benefit)	(3,651)	5,465	(2,174)	19,199
Net income (loss)	$(7,596)	$7,996	$(711)	$28,756

Earnings (loss) per share:
Basic	$(0.16)	$0.17	$(0.01)	$0.59
Diluted	$(0.16)	$0.16	$(0.01)	$0.59

Weighted average shares outstanding, basic	48,909	48,406	48,768	48,364
Weighted average shares outstanding, diluted	48,909	49,071	48,768	48,967

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA and continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; straight-line adjustments for the waived management fee; amortization of the affiliate expansion asset; and share-based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.  Continuing OIBDA is defined by us as adjusted OIBDA, less the benefit received from the waived management fee by Sprint over the next approximate six years.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA and continuing OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA and continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA and continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  they do not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA and continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA and continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA and continuing OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
Adjusted OIBDA	$73,746	$36,804	$170,166	$110,759
Continuing OIBDA	$64,228	$36,804	$154,554	$110,759

The following table reconciles adjusted OIBDA and continuing OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2016 and 2015:

Consolidated:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating income (loss)	$(3,929)	$15,089	$10,337	$52,365
Plus depreciation and amortization	46,807	19,113	96,961	53,119
Plus (gain) loss on asset sales	(81)	(1)	(144)	229
Plus share based compensation expense	496	469	2,570	1,893
Plus temporary back office costs to support the billing operations through migration (1)	4,948	-	8,071	-
Plus integration and acquisition related expenses (1)	15,272	2,129	35,801	3,153
Plus straight line adjustment to reduce management fee waiver (2)	4,640	-	7,687	-
Plus amortization of intangible netted in revenue (3)	5,593	-	8,883	-
Adjusted OIBDA	$73,746	$36,804	$170,166	$110,759
Less waived management fee (2)	(9,518)	-	(15,612)	-
Continuing OIBDA	$64,228	$36,804	$154,554	$110,759

The following tables reconcile adjusted OIBDA and continuing OIBDA to operating income by major segment for the three and nine months ended September 30, 2016 and 2015:

Wireless Segment:	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
Operating income	$(5,407)	$17,393	$20,905	$56,101
Plus depreciation and amortization	38,038	9,644	70,026	26,089
Plus loss on asset sales	(45)	40	(84)	73
Plus share based compensation expense	246	109	1,058	441
Plus temporary back office costs to support the billing operations through migration (1)	4,945	-	8,067	-
Plus integration and acquisition related expenses(1)	14,499	-	19,889	-
Plus straight line adjustment to reduce management fee waiver (2)	4,640	-	7,687	-
Plus amortization of intangible netted in revenue (3)	5,593	-	8,883	-
Adjusted OIBDA	$62,509	$27,186	$136,431	$82,704
Less waived management fee (2)	(9,518)	-	(15,612)	-
Continuing OIBDA	$52,991	$27,186	$120,819	$82,704

Cable Segment:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating income (loss)	$2,282	$(603)	$4,043	$(1,706)
Plus depreciation and amortization	5,860	5,948	17,834	17,286

Plus (gain) on asset sales	(19)	(39)	(53)	12
Plus share based compensation expense	108	164	673	665
Adjusted OIBDA and Continuing OIBDA	$8,231	$5,470	$22,497	$16,257

Wireline Segment:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating income	$4,792	$3,974	$15,070	$11,769
Plus depreciation and amortization	2,822	3,404	8,789	9,411
Plus loss on asset sales	-	(2)	40	132
Plus share based compensation expense	49	84	284	330
Adjusted OIBDA and Continuing OIBDA	$7,663	$7,460	$24,183	$21,642

(1) Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint backoffice, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.  For the three and nine months ended September 30, 2016, these offsets were estimated at $1.3 million and $3.1 million, respectively.
(2) As part of the Company’s amended affiliate agreement, Sprint agreed to waive the management fee, which is historically presented as a contra-revenue by the Company, for a period of approximately six years.  The impact of Sprint’s waiver of the management fee over the approximate six-year period is reflected as an increase in revenue, offset by the non-cash adjustment to recognize this impact on a straight-line basis over the contract term of approximately 14 years.
(3) Pursuant to the intangible asset exchange with Sprint, the Company recognized an intangible asset for the affiliate contract expansion received.  Consistent with the presentation of related service fees charged by Sprint, the Company recognizes the amortization of this intangible as a contra-revenue over the contract term of approximately 14 years.

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	Sept. 30,	December 31,	Sept. 30,	December 31,
	2016	2015	2015	2014
Retail PCS Subscribers – Postpaid	718,785	312,512	303,527	287,867
Retail PCS Subscribers - Prepaid	275,446	142,840	145,104	145,162
PCS Market POPS (000) (1)	5,536	2,433	2,421	2,415
PCS Covered POPS (000) (1)	4,715	2,224	2,213	2,207
CDMA Base Stations (sites)	1,425	552	548	537
Towers Owned	181	158	154	154
Non-affiliate cell site leases	186	202	203	198

The changes from December 31, 2015 to September 30, 2016 shown above include the following amounts acquired in the nTelos acquisition and exchange with Sprint on May 6, 2016:

Acquired PCS Subscribers – Postpaid	404,444
Acquired PCS Subscribers – Prepaid	154,944
Acquired PCS Market POPS (000) (1)	3,099
Acquired PCS Covered POPS (000) (1)	2,298
Acquired CDMA Base Stations (sites) (2)	868
Towers	20
Non-affiliate Cell Site Leases	10

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Gross PCS Subscriber Additions - Postpaid	41,563	19,638	85,104	54,477
Net PCS Subscriber Additions – Postpaid	1,222	7,035	1,829	15,660
Gross PCS Subscriber Additions – Prepaid	35,202	20,228	83,786	63,806
Net PCS Subscriber Additions (Losses) - Prepaid	(13,865)	(327)	(22,338)	(58)
PCS Average Monthly Retail Churn % - Postpaid (3)	2.01%	1.40%	1.71%	1.47%
PCS Average Monthly Retail Churn % - Prepaid (3)	5.43%	4.72%	5.06%	4.85%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.
2) Net of approximately 160 overlap cell sites we intend to shut down in coming months.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

During the three and nine months ended September 30, 2016, 2,880 and 4,410 former nTelos prepaid subscribers switched to postpaid subscribers as they migrated to the Sprint back-office platforms during the three and nine months ended September 30, 2016, respectively.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	Sept. 30,	December 31,	Sept. 30,	December 31,
	2016	2015	2015	2014
Homes Passed (1)	184,698	172,538	172,388	171,589
Customer Relationships (2)
Video customers	48,924	48,184	48,421	49,247
Non-video customers	28,469	24,550	23,816	22,051
Total customer relationships	77,393	72,734	72,237	71,298
Video
Customers (3)	51,379	50,215	50,839	52,095
Penetration (4)	27.8%	29.1%	29.5%	30.4%
Digital video penetration (5)	76.3%	77.9%	75.2%	65.9%
High-speed Internet
Available Homes (6)	183,814	172,538	172,388	171,589
Customers (3)	59,852	55,131	53,960	50,686
Penetration (4)	32.6%	32.0%	31.3%	29.5%
Voice
Available Homes (6)	181,077	169,801	169,651	168,852
Customers (3)	21,199	20,166	19,723	18,262
Penetration (4)	11.7%	11.9%	11.6%	10.8%
Total Revenue Generating Units (7)	132,430	125,512	124,522	121,043
Fiber Route Miles	3,124	2,844	2,842	2,834
Total Fiber Miles (8)	84,945	76,949	75,021	72,694
Average Revenue Generating Units	131,707	124,054	123,282	117,744

1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.  During the first quarter of 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods, and applied similar logic to certain bulk customers; the net result was reductions in internet subscriber counts of 559, 660 and 673 subscribers to December 31, 2015, September 30, 2015 and December 31, 2014 totals, respectively.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

On January 1, 2016, the Company acquired the assets of Colane Cable Company.  With the acquisition, the Company acquired 3,299 video customers, 1,405 high-speed internet customers, and 302 voice customers.  The customers are included in the September 30, 2016 totals shown above.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2016	2015	2015	2014
Telephone Access Lines (1)	18,737	20,252	21,598	21,612
Long Distance Subscribers	9,186	9,476	9,651	9,571
Video Customers (2)	5,285	5,356	5,375	5,692
DSL Subscribers (3)	14,195	13,890	13,323	13,094
Fiber Route Miles	1,916	1,736	1,625	1,556
Total Fiber Miles (4)	133,903	123,891	107,432	99,387

1) Effective October 1, 2015, we launched cable modem services on our cable plant, and eliminated the requirement that a customer have a telephone access line to purchase DSL service.
2) The Wireline segment’s video service passes approximately 16,000 homes.
3) September 2016 and December 2015 totals include 911 and 420 customers, respectively, served via the coaxial cable network.  During first quarter 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods and the net result was increases in internet subscriber counts of 804, 489 and 352 subscribers to December 31, 2015, September 30, 2015 and December 31, 2014 totals, respectively.
4) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the first quarter of 2015.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment has historically provided digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate.  With the recent acquisition of nTelos, the Company’s wireless service area expanded to include south-central and western Virginia, West Virginia, and small portions of Kentucky and Ohio. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable modem services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of central and southern Pennsylvania.

Three months ended September 30, 2016

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$111,001	$24,948	$4,948	$-	$-	$140,897
Other	7,978	2,031	5,930	-	-	15,939
Total external revenues	118,979	26,979	10,878	-	-	156,836
Internal revenues	1,140	587	7,854	-	(9,581)	-
Total operating revenues	120,119	27,566	18,732	-	(9,581)	156,836

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	43,097	14,654	9,442	-	(8,876)	58,317
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	29,892	4,770	1,676	4,736	(705)	40,369
Integration and acquisition expenses	14,499	-	-	773	-	15,272
Depreciation and amortization	38,038	5,860	2,822	87	-	46,807
Total operating expenses	125,526	25,284	13,940	5,596	(9,581)	160,765
Operating income (loss)	$(5,407)	$2,282	$4,792	$(5,596)	$-	$(3,929)

Three months ended September 30, 2015

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$47,793	$22,284	$4,904	$-	$-	$74,981
Other	2,734	1,882	5,615	-	-	10,231
Total external revenues	50,527	24,166	10,519	-	-	85,212
Internal revenues	1,109	251	6,759	-	(8,119)	-
Total operating revenues	51,636	24,417	17,278	-	(8,119)	85,212

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	15,572	14,124	8,212	-	(7,338)	30,570
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	9,027	4,948	1,688	3,424	(781)	18,306
Integration and acquisition expenses	-	-	-	2,129	-	2,129
Depreciation and amortization	9,644	5,948	3,404	122	-	19,118
Total operating expenses	34,243	25,020	13,304	5,675	(8,119)	70,123
Operating income (loss)	$17,393	$(603)	$3,974	$(5,675)	$-	$15,089

Nine months ended September 30, 2016

(in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$250,053	$73,455	$14,727	$-	$-	$338,235
Other	17,461	5,799	18,221	-	-	41,481
Total external revenues	267,514	79,254	32,948	-	-	379,716
Internal revenues	3,417	1,159	22,754	-	(27,330)	-
Total operating revenues	270,931	80,413	55,702	-	(27,330)	379,716

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	94,892	43,864	26,892	-	(25,294)	140,354
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	65,219	14,672	4,951	13,457	(2,036)	96,263
Integration and acquisition expenses	19,889	-	-	15,912		35,801
Depreciation and amortization	70,026	17,834	8,789	312	-	96,961
Total operating expenses	250,026	76,370	40,632	29,681	(27,330)	369,379
Operating income (loss)	$20,905	$4,043	$15,070	$(29,681)	$-	$10,337

Nine months ended September 30, 2015

(in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$144,917	$65,802	$14,543	$-	$-	$225,262
Other	8,611	5,495	15,834	-	-	29,940
Total external revenues	153,528	71,297	30,377	-	-	255,202
Internal revenues	3,319	585	18,950	-	(22,854)	-
Total operating revenues	156,847	71,882	49,327	-	(22,854)	255,202

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	47,661	41,378	23,224	-	(20,722)	91,541
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	26,996	14,924	4,923	10,313	(2,132)	55,024
Integration and acquisition expenses	-	-	-	3,153		3,153
Depreciation and amortization	26,089	17,286	9,411	333	-	53,119
Total operating expenses	100,746	73,588	37,558	13,799	(22,854)	202,837
Operating income (loss)	$56,101	$(1,706)	$11,769	$(13,799)	$-	$52,365

Wireless Service Revenues

(in thousands)	Three Months Ended
	September 30,		Change
Service Revenues	2016	2015	$	%
Postpaid net billings	$97,470	$45,864	$51,606	112.5
Sprint fees
Management fee	(7,919)	(3,687)	(4,232)	114.8
Net Service fee	(6,745)	(6,453)	(292)	(4.5)
Waiver of management fee	7,996	-	7,996	NM
	(6,668)	(10,140)	3,472	(34.2)
Prepaid net billings
Gross billings	25,156	12,760	12,396	97.1
Sprint management fee	(1,521)	(766)	(755)	NM
Waiver of management fee	1,521	-	1,521	NM
	25,156	11,994	13,162	109.7

Travel and other revenues	5,276	75	5,201	NM
Accounting adjustments
Amortization of expanded contract	(5,593)	-	(5,593)	NM
Straight-line adjustment - management fee waiver	(4,640)	-	(4,640)	NM
	(10,233)	-	(10,233)	NM
Total Service Revenues	$111,001	$47,793	$63,208	132.3

(in thousands)
	Nine Months Ended September 30,		Change
Service Revenues	2016	2015	$	%
Postpaid net billings	$218,327	$139,342	$78,985	56.7
Sprint fees
Management fee	(17,914)	(11,124)	(6,790)	61.0
Net Service fee	(15,986)	(19,468)	3,482	(17.9)
Waiver of management fee	13,126	-	13,126	NM
	(20,774)	(30,592)	9,818	(32.1)
Prepaid net billings
Gross billings	58,744	38,255	20,489	53.6
Sprint management fee	(3,524)	(2,305)	(1,219)	NM
Waiver of management fee	1,486	-	2,486	NM
	57,706	35,950	21,756	60.5

Travel and other revenues	11,364	217	11,147	NM
Accounting adjustments
Amortization of expanded contract	(8,883)	-	(8,883)	NM
Straight-line adjustment - management fee waiver	(7,687)	-	(7,687)	NM
	(16,570)	-	(16,570)	NM
Total Service Revenues	$250,053	$144,917	$105,136	72.5

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com